Exhibit 99.1
PICO HOLDINGS, INC.
Audit Committee Charter
This charter shall be reviewed, updated and approved annually by the board of directors.
Role and Independence
The audit committee of the board of directors assists the board in fulfilling its responsibility for oversight of the quality, transparency, and integrity of the accounting, auditing and reporting practices of PICO Holdings, Inc. (the “Company”) and other such duties as directed by the board. The membership of the committee shall consist of at least three directors who are generally knowledgeable in financial and auditing matters, including at least one member with accounting or related financial management expertise. Each member shall be free of any relationship that, in the opinion of the board, would interfere with his or her individual exercise of independent judgment, and shall meet the director independence requirements for serving on audit committees as set forth in the corporate governance standards of the NASDAQ. The committee is expected to maintain free and open communication (including private executive sessions at least annually) with the independent accountants and the management of the Company. In discharging this oversight role, the committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose and with full power and authority to obtain funding from the Company and retain other outside advisers.
The board of directors shall appoint one member of the audit committee as chairperson. He or she shall be responsible for leadership of the committee, including preparing the agenda, presiding over the meetings, making committee assignments and reporting to the board of directors. The chairperson will also maintain regular liaison with the CEO, CFO, and the lead independent audit partner.
Responsibilities
The audit committee’s primary responsibilities include:
•	Recommending to the board the independent accountant to be selected or retained to audit the financial statements of the Company. In so doing, the committee will request from the auditor a written affirmation that the auditor is in fact independent, discuss with the auditor any relationships that may impact the auditor’s independence, and recommend to the board any actions necessary to oversee the auditor’s independence.

•	Overseeing the independent auditor relationship by discussing with the auditor the nature and rigor of the audit process, receiving and reviewing audit reports, and providing the auditor full access to the committee (and the board) to report on any and all appropriate matters.

•	Providing guidance and oversight to the internal control audit activities of the Company including reviewing the organization, plans and results of such activity.

•	Reviewing the audited financial statements, which shall include but not be limited to a review of disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations, and discussing them with management and the independent auditor. These discussions shall include consideration of the quality of the Company’s accounting principles as applied in its financial reporting, including review of estimates, reserves and accruals, review of judgmental areas, review of audit adjustments whether or not recorded and such other inquiries as may be appropriate. Based on the review, the committee shall make its recommendation to the board as to the inclusion of the Company’s audited financial statements in the Company’s annual report on Form 10-K. The Committee shall also review the draft earnings press release.

•	Reviewing with management and the independent auditor the quarterly financial information prior to the Company’s filing of Form 10-Q. The Committee shall also review the draft earnings press release. This review may be performed by the committee or its chairperson.

•	Discussing with management and the external auditors the quality and adequacy of the Company’s internal controls.

•	Discussing with management the status of pending litigation, taxation matters and other areas of oversight to the legal and compliance area as may be appropriate.

•	Reporting audit committee activities to the full board and issuing annually a report to be included in the proxy statement (including appropriate oversight conclusions) for submission to the shareholders.

•	The right to correspond or otherwise communicate with the head of the independent auditing firm engaged by the Company.

•	Obtaining from the Company’s independent auditing firm the annual review conducted by the Public Company Accounting Oversight Board.

•	Establishing and maintaining procedures to enable employees to submit, on a confidential and anonymous basis, complaints regarding accounting, internal accounting controls, or auditing matters and providing for the receipt, retention and treatment of said complaints.

•	Reviewing and approving all related persons transactions in accord with written procedure adopted by the Committee.

•	Pre-approving all auditing and non-auditing services to be performed by the Company’s auditor, in accord with written pre-approval guidelines adopted by the committee.

•	Performing an annual evaluation of the committee’s performance.

•	Obtaining and reviewing at least annually a report from the committee’s independent audit firm describing: the firm’s internal quality control procedures; any material issues raised by the most recent internal quality control review or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years relative to one or more independent audits carried out by the firm; and any steps taken to deal with any such issues.

•	Establishing clear hiring policies for employees or former employees of the Company’s independent auditor.